UNIT PURCHASE AGREEMENT



                                by and among

                           RARE ATOMIC POP, LLC,

                           NEW VALLEY CORPORATION

                                    and

                                 ANT 21 LLC





                             September 27, 1999


                             TABLE OF CONTENTS


                                                                       Page
 ARTICLE 1
                                SALE OF UNITS  . . . . . . . . . . . . . . 1
      Section 1.1    Purchase and Sale.  . . . . . . . . . . . . . . . . . 1
      Section 1.2    Purchase Price. . . . . . . . . . . . . . . . . . . . 1
      Section 1.3    Option to Acquire Additional Units of the Company.  . 1

 ARTICLE 2

                 REPRESENTATIONS AND WARRANTIES OF THE SELLER  . . . . . . 2
      Section 2.1    Corporate Organization: Requisite Authority to Conduct
                     Business. . . . . . . . . . . . . . . . . . . . . . . 2
      Section 2.2    Capitalization and Holdings: Operating Agreement. . . 2
      Section 2.3    Authority Relative to and Validity of Agreements. . . 3
      Section 2.4    Required Filings and Consents: No Conflict. . . . . . 3
      Section 2.5    Financial Statements. . . . . . . . . . . . . . . . . 4
      Section 2.6    Absence of Liabilities. . . . . . . . . . . . . . . . 4
      Section 2.7    Properties. . . . . . . . . . . . . . . . . . . . . . 4
      Section 2.8    Trademarks, Patents and Copyrights. . . . . . . . . . 4
      Section 2.9    Legal Proceedings, Claims, Investigations, Etc. . . . 5
      Section 2.10   Governmental Licenses, Permits, Etc.  . . . . . . . . 5
      Section 2.11   Insurance.  . . . . . . . . . . . . . . . . . . . . . 5
      Section 2.12   Material Contracts. . . . . . . . . . . . . . . . . . 6
      Section 2.13   Finders' Fees.  . . . . . . . . . . . . . . . . . . . 6

 ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE BUYERS  . . . . . . 6
      Section 3.1    Corporate Organization. . . . . . . . . . . . . . . . 6
      Section 3.2    Authority Relative to and Validity of Agreements. . . 6
      Section 3.3    Investment. . . . . . . . . . . . . . . . . . . . . . 7
      Section 3.4    Business Activities.  . . . . . . . . . . . . . . . . 7

ARTICLE 4

                                   CLOSINGS  . . . . . . . . . . . . . . . 7
      Section 4.1    Closings. . . . . . . . . . . . . . . . . . . . . . . 7

 ARTICLE 5

                                  COVENANTS  . . . . . . . . . . . . . . . 8
      Section 5.1    Public Announcements. . . . . . . . . . . . . . . . . 8
      Section 5.2    Professional Services Agreement.  . . . . . . . . . . 8

 ARTICLE 6
                            DELIVERIES AT CLOSINGS . . . . . . . . . . . . 8
      Section 6.1    Closing Certificates. . . . . . . . . . . . . . . . . 8

 ARTICLE 7

                                MISCELLANEOUS  . . . . . . . . . . . . . . 8
      Section 7.1    Expenses. . . . . . . . . . . . . . . . . . . . . . . 9
      Section 7.2    Notices.  . . . . . . . . . . . . . . . . . . . . . . 9
      Section 7.3    Entire Agreement. . . . . . . . . . . . . . . . . .  10
      Section 7.4    Binding Effect, Benefits, Assignments.  . . . . . .  10
      Section 7.5    Applicable Law. . . . . . . . . . . . . . . . . . .  10
      Section 7.6    Headings. . . . . . . . . . . . . . . . . . . . . .  10
      Section 7.7    Counterparts. . . . . . . . . . . . . . . . . . . .  10
      Section 7.8    Waiver: Consent.  . . . . . . . . . . . . . . . . .  11
      Section 7.9    No Third Party Beneficiaries. . . . . . . . . . . .  11
      Section 7.10   Severability. . . . . . . . . . . . . . . . . . . .  11

                          UNIT PURCHASE AGREEMENT

        UNIT PURCHASE AGREEMENT (the "Agreement"), dated this 27th day of September, 1999, by and among Rare Atomic Pop, LLC, a Delaware limited liability company ("Rare"), New Valley Corporation, a Delaware corporation ("New Valley") (Rare and New Valley collectively, the "Buyers") and Ant 21 LLC, a Delaware Limited Liability Company ("Seller" or the "Company").


                                 ARTICLE 1

                               SALE OF UNITS

        Section 1.1 Purchase and Sale. On the terms and subject to the conditions of this Agreement and the Operating Agreement (as defined below), Rare hereby agrees to purchase 1,313,112.27 units and New Valley hereby agrees to purchase 413,112.27 units (collectively, the "Buyer Units") of membership interests in the Seller (the "Units"), and the Seller hereby agrees to sell the Buyer Units to the Buyers (the "Transactions"), at the Rare Closing and the New Valley Closing, respectively, for the Rare Purchase Price and the New Valley Purchase Price, respectively (as each are defined below).

        Section 1.2 Purchase Price. The aggregate purchase price for those Buyer Units to be purchased by Rare shall consist of five million dollars ($5,000,000) (the "Rare Purchase Price"). The aggregate purchase price for those Buyer Units to be purchased by New Valley shall consist of two million five hundred thousand dollars ($2,500,000) (the "New Valley Purchase Price,") for an aggregate amount paid by Rare and New Valley of seven million five hundred thousand dollars ($7,500,000) (the "Purchase Price"); provided that, in the case of New Valley, seven hundred sixty-one thousand and ninety-five dollars and eighty-nine cents ($761,095.89) in principal and accrued interest under that certain note, dated August 4, 1999, by Seller to the order of New Valley, shall be paid in partial consideration of the New Valley Purchase Price by the cancellation of such note. Payment is otherwise payable by each of Rare and New Valley by wire transfer of immediately available funds. Each of Rare and New Valley are individually responsible for the payment of their amount of the Purchase Price.

        Section 1.3  Option to Acquire Additional Units of the Company.

        (a) Grant. On the terms and subject to the conditions of this Agreement and the Operating Agreement, Seller hereby grants to each of the Buyers an option (collectively, the "Option"), exercisable in whole but not in part, to purchase six hundred and fifty six thousand five hundred and fifty-six and thirteen hundredths (656,556.13) Units for a purchase price of two million five hundred thousand dollars each ($2,500,000) (the "Buyer Option Price") (for an aggregate purchase price of five million dollars ($5,000,000)). The Option must be exercised by Rare and New Valley jointly and may not be exercised by either Rare or New Valley alone. On the Option Closing Date (as defined below) payment shall be payable by each of Rare and New Valley by wire transfer of immediately available funds. Each of Rare and New Valley shall be individually responsible for the payment of their Buyer Option Price.

        (b) Exercise Period. The Option shall be exercisable at any time from the date hereof through one hundred and twenty (120) calendar days from the date hereof.

        (c) Exercise Notice. To exercise the Option, Rare and New Valley shall jointly deliver a notice (the "Option Exercise Notice") to the Company specifying a date, no more than ten (10) days from the date of the Option Exercise Notice, on which the closing of the Option transaction will occur (such date, the "Option Closing Date"). Such closing shall be held at such time and place on the Option Closing Date as the parties may agree.

                                 ARTICLE 2

                REPRESENTATIONS AND WARRANTIES OF THE SELLER

        The Seller hereby represents and warrants to the Buyers as set forth below.

        Section 2.1 Corporate Organization: Requisite Authority to Conduct Business. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The amended and restated operating agreement, as amended in the form set forth as Exhibit A hereto (the "Operating Agreement") shall be in effect on the Closing date after giving effect to the Transactions. Seller has all requisite power and authority to own, operate and lease its properties and to carry on its business as the same is now being conducted. Seller is duly qualified or licensed to do business and is in good standing in all of the jurisdictions in which the conduct of its business or the ownership or leasing of its properties requires it to be so qualified or licensed, other than such jurisdictions in which the failure to be so qualified or licensed would not have a material adverse effect upon the business, operations (as now conducted or as presently proposed to be conducted), assets, properties, rights or condition (financial or otherwise), of Seller (a "Material Adverse Effect").

        Section 2.2  Capitalization and Holdings: Operating Agreement.

        (a) The outstanding membership interests of the Seller will consist, as of the Closing and after giving effect to the Transactions, of three million nine hundred thirty nine thousand three hundred and thirty six and eighty hundredths (3,939,336.80) units, each of which is entitled to such allocable share of the profits, losses and distributions of the Seller as further described in the Operating Agreement. Upon issuance to the Buyers, the Buyer Units will consist of valid, beneficial limited liability company interests in accordance with the terms of, and will be entitled to the rights provided in, the Operating Agreement. Such Buyer Units will, when issued, be duly issued, fully paid and non-assessable securities of the Seller. There are no outstanding obligations of the Seller to repurchase, redeem or otherwise acquire any Units, except as may be contemplated by the Transactions or as required by the agreements referred to in the Operating Agreement. Except as set forth in the Operating Agreement or herein, the Seller is not bound by, or subject to, any subscription, option, warrant, call, right, contract, commitment, agreement, understanding or arrangement with respect to the Units.

        (b) To the knowledge of Seller, as of the Closing and after giving effect to the Transactions, the Operating Agreement shall be duly and validly executed and delivered by or on behalf of the members of the Seller and constitute a valid and binding agreement enforceable in accordance with its terms, except (i) as such enforceability may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, (ii) as such obligations are subject to general principles of equity and (iii) as rights to indemnity may be limited by Federal, state or local securities laws or by public policy.

        (c) Schedule 2.2 hereto sets forth the ownership interests of all of the Units of the Seller as of the Closing.
        Section 2.3 Authority Relative to and Validity of Agreements. Seller has full power and authority, corporate and otherwise, to execute and deliver this Agreement, to consummate the Transactions and to assume and perform all of its obligations hereunder. There are no corporate, contractual, statutory or other restrictions of any kind upon the power and authority of the Seller to execute and deliver this Agreement and to consummate the transactions contemplated hereunder and no action, waiver or consent by any foreign, federal, state, municipal or other governmental department, commission or agency (a "Governmental Authority") is necessary to make this Agreement valid and binding upon the Seller in accordance with its terms. Seller will pay any Delaware or federal stock transfer or other similar taxes or duties in connection with the sale and purchase of the Buyer Units and the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought.

        Section 2.4 Required Filings and Consents: No Conflict. The Seller is not required to submit any notice, report or other filing to or with any Governmental Authority in connection with the execution, delivery or performance of this Agreement. The execution, delivery and performance of this Agreement by the Seller and the consummation of the Transactions do not and will not (a) conflict with or violate any law, regulation, judgment, order or decree binding upon the Seller, (b) conflict with or violate any provision of the certificate of formation or Operating Agreement of Seller, or, with respect to this Agreement and the Operating Agreement, (c) conflict with or result in a breach of any condition or provision of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of Seller, pursuant to, or cause or permit the acceleration prior to maturity of any amounts owing under, any indenture, loan agreement, mortgage, deed of trust, lease, contract, license, franchise or other agreement or instrument to which the Seller is a party or which is or purports to be binding upon the Seller or by which any of their respective properties are bound, which in any such event under this
 Section 2.4(b) would cause a Material Adverse Effect. The execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby and thereby will not result in the loss of any license, franchise, legal privilege or permit possessed by Seller or give a right of termination to any party to any agreement or other instrument to which Seller is a party or by which any of its properties are bound.

        Section 2.5 Financial Statements. Attached hereto as Schedule 2.5 are balance sheets of Seller at June 30, 1999 and related statements of income and changes in cash flows for the period then ended (collectively the "Financial Statements"), all of which have been prepared in accordance with generally accepted accounting policies, other than with respect to depreciation, and on an annual basis are substantially in accordance with generally accepted accounting policies consistently applied throughout the period indicated. The Financial Statements (i) present fairly the financial condition and results of operations of Seller as of the date and for the period indicated and (ii) are in accordance with the books and records of Seller.

        Section 2.6 Absence of Liabilities. To the actual knowledge of Seller, there are no material liabilities of the Seller of any kind whatsoever including federal tax liabilities, whether accrued, contingent, absolute, determined, determinable or otherwise and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than (i) liabilities disclosed in the Financial Statements and (ii) liabilities disclosed on
 Schedule 2.6 hereof. Other than as set forth on Schedule 2.6 hereof, there are no material liabilities of the Seller of any kind owed to New Valley.

        Section 2.7 Properties. Seller has legal and valid occupancy permits and other required licenses or government approvals for each of the properties and premises owned, leased, used or occupied by Seller (copies of which have been heretofore delivered to the Buyers). Each lease of Seller for real property is legal, valid and binding as to Seller and, to the actual knowledge of Seller, the other party or parties thereto, and Seller is a tenant or possessor in good standing thereunder, free of any default or breach whatsoever, subject to any applicable requirements of notice and grace periods, and quietly enjoys the premises provided for therein.

        Section 2.8  Trademarks, Patents and Copyrights.

        (a) Seller owns, possesses or licenses all worldwide industrial and intellectual property rights, including, without limitation, each patent, patent right, license, patent application, trade name, trademark, trade name and trademark registration, copyright, copyright registration, copyright application, service mark, brand mark and brand name, trade secrets relating to or arising from any proprietary process, formula, source or object code, necessary to operate its business (collectively, the "Seller Rights") as conducted on the date hereof.

        (b) The execution, delivery and performance of this Agreement and the consummation of the Transactions will not constitute a breach of any instrument or agreement governing any Seller Rights, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Seller Rights and will not impair the right of Seller to use, sell or license any Seller Rights or any portion thereof.

        (c) No current or prior officers, employees or consultants of Seller have made a claim upon Seller with respect to an ownership interest in any Seller Rights as a result of having been involved in the development of such property while employed by or consulting to Seller or otherwise, nor, in the actual knowledge of Seller, is any such claim contemplated.

        (d) To the knowledge of Seller, all trademark applications applied for by Seller are pending and Seller has not received any final refusal to register any such trademarks.

        Section 2.9 Legal Proceedings, Claims, Investigations, Etc. There is no legal, administrative, arbitration or other action or proceeding pending, or to the actual knowledge of Seller, threatened, nor, to the actual knowledge of Seller, is there any governmental investigation pending or threatened, against (i) Seller or (ii) any director, officer or employee thereof relating to the business of Seller, or (iii) the Seller Rights. Seller has not been informed of any violation of or default under, any laws, ordinances, regulations, judgments, injunctions, orders or decrees (including without limitation, any immigration laws or regulations) of any court, governmental department, commission, agency, instrumentality or arbitrator applicable to the Seller. Seller is not currently subject to any judgment, ordinance, injunction or decree of any court, arbitral authority, administrative agency or other Governmental Authority.

        Section 2.10 Governmental Licenses, Permits, Etc. Each of the franchises, licenses, permits, consents, authorizations, approvals and certificates of any Governmental Authority used in conducting the business of Seller (collectively, the "Permits") is currently valid and in full force and effect and the Permits constitute all material franchises, licenses, permits, consents, authorizations, approvals and certificates of any Governmental Authority necessary to the conduct of the business of Seller, except where the failure to have obtained such Permit would not have a Material Adverse Effect. Seller is not in violation of any of the Permits and there is no pending nor, to the actual knowledge of Seller, threatened proceeding that could reasonably be expected to result in the revocation or cancellation of, or inability of Seller to renew, any Permit.

        Section 2.11 Insurance. Seller is not in default with respect to any provision contained in any existing insurance policy maintained by Seller pertaining to its business properties, personnel or assets and has not failed to give any notice or present any claim under any insurance policy in due and timely fashion. Each such policy is in full force and effect. All payments with respect to such policies are current and Seller has not received any notice threatening a suspension, revocation, modification or cancellation of any such policy.

        Section 2.12 Material Contracts. Seller is not a party to and is not bound by any contract nor has any commitment, whether written or oral, except (i) as set forth on Schedule 2.12 hereto or (ii) requiring the payment by the Company of less than $100,000. Each of the written contracts and written commitments set forth on Schedule 2.12 hereto is valid and existing, in full force and effect and enforceable against Seller and, to the actual knowledge of the Company, the other party thereto, in accordance with its terms (subject to equitable principles, bankruptcy, reorganization, insolvency and moratorium laws and limitations on creditors' rights generally) and there is no material default by Seller or claim of default against Seller or any notice of termination with respect thereto. Seller has complied in all material respects with all requirements of, and performed in all material respects all of its obligations under, such contracts and commitments. To the actual knowledge of Seller, there does not exist as of the date hereof any defaults in or breaches of representations and warranties under the Operating Agreement.

        Section 2.13 Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained or is authorized to act on behalf of the Seller who might be entitled to any fee or commission from the Seller or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

                                 ARTICLE 3

                REPRESENTATIONS AND WARRANTIES OF THE BUYERS

        Each Buyer, severally and not jointly, represents and warrants to the Seller as at the date hereof as follows:

        Section 3.1 Corporate Organization. The Buyer is a corporation (in the case of New Valley) or limited liability company (in the case of Rare) duly organized, validly existing and in good standing under the laws of the State of Delaware.

        Section 3.2 Authority Relative to and Validity of Agreements. The Buyer has full power and authority, corporate and otherwise, to execute and deliver this Agreement and to assume and perform all of its obligations hereunder. The execution and delivery of this Agreement and the performance by the Buyer of its obligations hereunder has been duly authorized by all required corporate action and no other action or authorization on the part of or with respect to Buyer is necessary to authorize the execution and delivery by it of, and the performance of its obligations under, this Agreement. There are no corporate, contractual, statutory or other restrictions of any kind upon the power and authority of Buyer to execute and deliver this Agreement, to consummate the Transactions and to perform its obligations hereunder, and no action, waiver or consent by any Governmental Authority is necessary to make this Agreement valid and binding upon Buyer in accordance with its terms. This Agreement has been duly executed and delivered by Buyer and constitutes its legal, valid and binding obligations enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought.

        Section 3.3 Investment. The Buyer is acquiring those Buyer Units purchased by Buyer solely for its own account as an investment and not with a view to, or for offer or resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder. Buyer is an "accredited investor" as that term is defined in Rule 501 promulgated under the Act. Buyer will not engage in any resale of the Buyer Units except in accordance with applicable securities laws.

        Section 3.4 Business Activities. Rare represents and warrants to Seller as at the date hereof that Rare Atomic Pop, LLC has been formed solely for the purpose of holding its membership interest in Ant 21 LLC and will engage in no other activities while holding such membership interest.

                                 ARTICLE 4

                                  CLOSINGS

        Section 4.1 Closings. The consummation of the purchase and sale to New Valley of 413,112.27 Buyer Units contemplated hereby shall occur at a "closing" to be held simultaneously with the execution of this Agreement at such time and place as New Valley and the Seller may agree (such closing referred to herein as the "New Valley Closing"). The consummation of the purchase and sale to Rare of 1,313,112.27 Buyer Units contemplated hereby shall be held at a "closing" to be held within seven (7) calendar days of the signing of this Agreement in the offices of Rare in New York, New York, or at such other place as Rare and the Seller may agree (such closing referred to herein as the "Rare Closing." The Rare Closing and New Valley Closing collectively, the "Closing").

                                 ARTICLE 5

                                 COVENANTS

        Section 5.1 Public Announcements. Unless required by applicable law, none of the parties hereto shall (i) disclose the Rare Purchase Price, New Valley Purchase Price, Purchase Price or Buyer Option Price, or specific terms of this Agreement, or (ii) issue any report, statement or press release relating to this Agreement and the transactions contemplated hereby, to the public, the trade or the press or any third party, except to professional advisers, employees, or potential lenders or investors, or as mutually agreed by the parties hereto. Copies of any such reports, statements or press releases, including any announcements or disclosures mandated by law or applicable accounting requirements shall be delivered to each party hereto prior to their release. Nothing herein shall preclude such disclosures to any lenders or certified public accountants of the respective parties. Breach of this Section 5.1 may give rise to suit for injunctive relief and for damages, but shall not be grounds for rescission.

        Section 5.2 Professional Services Agreement. The Seller and Rare Medium, Inc. agree to negotiate in good faith towards entering into a commercially reasonable and customary agreement to provide certain technical and consulting services to the Seller.


                                 ARTICLE 6

                           DELIVERIES AT CLOSINGS

        Section 6.1 Closing Certificates. (a) The Buyers shall have received a certificate, signed by an officer of Seller, to the effect that the representations and warranties of the Seller contained in this Agreement and in any agreement, certificate or other writing delivered by the Seller pursuant hereto are true at and as of the date of this Agreement.

        (b) Each of the Buyers and the Seller, shall receive a certificate, signed by officers of each of the Buyers and the Seller, respectively, to the effect that the representations and warranties of each of the Buyers and the Seller, respectively, contained in this Agreement and in any agreement, certificate or other writing delivered by the Buyers or the Seller pursuant hereto, are true at and as of the Option Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, which shall remain true as of such earlier date).

                                 ARTICLE 7

                               MISCELLANEOUS

        Section 7.1 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company.

        Section 7.2 Notices. All notices, requests, demands and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally (which personal delivery shall include delivery by responsible overnight courier), or five days after being sent by registered or certified mail, return receipt requested, postage prepaid:

        (a)  If to the Buyers to each of:

             Rare Atomic Pop, LLC


             Attention: Marc Rowan

             with a copy to:

             Akin Gump Strauss Hauer & Feld
             590 Madison Avenue
             New York, New York  10027
             Attention: Jim Kaye

             and

             New Valley Corporation
             Nations Bank Tower
             100 S.E. 2nd Street
             Miami, Florida  33131
             Attention: Richard Lampen

             with a copy to:

             Blau, Kramer, Wactlar & Lieberman, P.C.
             100 Jericho Quadrangle
             Jericho, New York  11753
             Attention: Nancy Lieberman


        (b)  If to the Seller, to each of:

             Ant 21 LLC
             1447 Cloverfield Blvd.
             2nd  Floor
             Santa Monica, California  90404
             Attention: Alvin N. Teller

             With a copy to:

             Allen D. Lenard, Esq.
             Lenard & Gonzalez LLP
             1900 Avenue of the Stars
             25th Floor
             Los Angeles, California  90067

 or to such other address as any party shall have specified by notice in writing to the other in compliance with this Section 7.2.

        Section 7.3 Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, representations and understandings among the parties hereto.

        Section 7.4 Binding Effect, Benefits, Assignments. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns nothing in this Agreement, expressed or implied, is intended to confer on any other person, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. This Agreement may not be assigned without the prior written consent of the other parties hereto.

        Section 7.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to that state's principles of conflicts of law.

        Section 7.6 Headings. The headings and captions in this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

        Section 7.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        Section 7.8 Waiver; Consent. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by each of the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed to in writing, no waiver by that party of any condition of this Agreement or breach by any other party of any of its obligations, representations or warranties hereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation or warranty by such other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by such other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

        Section 7.9 No Third Party Beneficiaries. Subject to Section 7.4 hereof, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

        Section 7.10 Severability. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to said person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year hereinabove first set forth.

                          RARE MEDIUM, INC., solely in regard to
                           its obligations under Section 5.2 hereof


                          By:     /s/ Robert Lewis
                                  Name:  Robert Lewis
                                  Title:  Vice President and General Counsel


                          RARE ATOMIC POP, LLC

                          By:      /s/ Mark Rowan
                                   Name:  Mark Rowan
                                   Title:  Manager


                          NEW VALLEY CORPORATION


                          By:      /s/ Howard Lorber
                                   Name:  Howard Lorber
                                   Title:  President


                          ANT 21 LLC


                          By:       /s/ Alvin N. Teller
                                   Alvin N. Teller
                                   Manager